Exhibit 99.7

Execution Version

AMENDED AND RESTATED SUPPLEMENTAL CONFIRMATION NO. 7

Date:	August 10, 2022

To:	QH Hungary Holdings Limited

BAH Center | 2 Furj street, Building B, Ground fl.

1124 Budapest, Hungary

Attn: Balazs Horvath Dr

T: +36 1 646 4638

Email: balazs.horvath@bekespartners.com, rozsa.juci@gmail.com

From:	Citibank, N.A.

Reference Number:            To be advised.

The purpose of this Amended and Restated Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction originally entered into between JPMorgan Chase Bank, National Association (“JPM”) and QH Hungary Holdings Limited (“Counterparty”) on March 9, 2021 (the “Original Transaction”), which has been novated to Citibank, N.A. (“Dealer”) pursuant to the novation agreement, dated August 10, 2022, entered into between JPM, Dealer and Counterparty. This Amended and Restated Supplemental Confirmation, dated August 10, 2022, entered into between Dealer and Counterparty, amends and restates in its entirety the Supplemental Confirmation, dated March 9, 2021, originally entered into between JPM and Counterparty and subsequently novated from JPM to Dealer (the “Original Supplemental Confirmation”), as is subject to the Master Confirmation specified below. Each party repeats to the other party the representations and warranties set forth in the Master Confirmation and in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Amended and Restated Supplemental Confirmation is a binding contract between Dealer and Counterparty as of the Amendment and Restatement Date for the Transaction referenced below.

1.            This Amended and Restated Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of May 19, 2020 between Dealer and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Amended and Restated Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.            The terms of the Transaction to which this Amended and Restated Supplemental Confirmation relates are as follows:

Trade Date:	March 9, 2021
Amendment and Restatement Date:	August 10, 2022
Prepayment Amount:	USD 10,884,459
Prepayment Date:	The first Currency Business Day on which all of the conditions specified in Section 4 of the Master Confirmation are satisfied or waived by Dealer and Counterparty satisfied its obligations under Section 6(d) of the Master Confirmation; provided that, if such conditions are first all satisfied or waived after 3:00 p.m., New York time, on a Currency Business Day, the Prepayment Date shall be the next following Currency Business Day.
First Amendment Payment Amount:	USD 208,891.48. Counterparty agrees to pay Dealer the First Amendment Payment Amount on the First Amendment Payment Date.
First Amendment Payment Date:	The second Currency Business Day following the Amendment and Restatement Date.
Initial Share Price:	USD 184.2694
Forward Floor Price:	USD 184.2694
Forward Cap Price:	USD 202.6963
Final Disruption Date:	August 20, 2024
Contractual Dividend:	USD 0.435 per quarter

For each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date are as set forth below.

Component Number	Number of Shares	Scheduled Valuation Date
1	205	5/28/2024
2	205	5/29/2024
3	205	5/30/2024
4	205	5/31/2024
5	205	6/3/2024
6	205	6/4/2024
7	205	6/5/2024
8	205	6/6/2024
9	205	6/7/2024
10	205	6/10/2024
11	205	6/11/2024
12	205	6/12/2024
13	205	6/13/2024
14	205	6/14/2024
15	205	6/17/2024
16	205	6/18/2024
17	205	6/20/2024
18	205	6/21/2024
19	205	6/24/2024
20	205	6/25/2024
21	206	6/26/2024
22	206	6/27/2024
23	206	6/28/2024
24	206	7/1/2024
25	206	7/2/2024
26	206	7/5/2024
27	206	7/8/2024
28	206	7/9/2024
29	206	7/10/2024
30	206	7/11/2024
31	205	7/12/2024
32	205	7/15/2024
33	207	7/16/2024
34	207	7/17/2024
35	207	7/18/2024
36	207	7/19/2024
37	207	7/22/2024
38	207	7/23/2024
39	207	7/24/2024
40	207	7/25/2024
41	207	7/26/2024
42	207	7/29/2024
43	207	7/30/2024
44	207	7/31/2024
45	207	8/1/2024
46	207	8/2/2024
47	207	8/5/2024
48	207	8/6/2024
49	207	8/7/2024
50	207	8/8/2024

Counterparty hereby agrees (a) to check this Amended and Restated Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Amended and Restated Supplemental Confirmation relates by manually signing this Amended and Restated Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ Eric Natelson
Authorized Representative

Confirmed as of the date first above written:

QH HUNGARY HOLDINGS LIMITED

By:	/s/ Judit Rozsa
Name: Judit Rozsa
Title: Director

[Signature Page to A&R Supplemental Confirmation No. 7 (Citi)]